UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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SOMAXON PHARMACEUTICALS, INC.

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SOMAXON PHARMACEUTICALS, INC.

3721 Valley Centre Drive, Suite 500
San Diego, California 92130

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of the Stockholders of Somaxon Pharmaceuticals, Inc. will be held on May 31, 2007 at 8:30 a.m. at the Doubletree Hotel San Diego/Del Mar, 11915 El Camino Real, San Diego, CA 92130, for the following purposes:

1.	To elect three directors for a three-year term to expire at the 2010 Annual Meeting of Stockholders;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

3.	To transact such other business as may be properly brought before the meeting or any adjournment thereof.

Stockholders of record at the close of business on April 2, 2007 are entitled to notice of and to vote at our Annual Meeting and at any adjournment or postponement thereof.

Accompanying this notice is a proxy card. Whether or not you expect to attend our Annual Meeting, please complete, sign and date the enclosed proxy card and return it promptly, or complete and submit your proxy via phone or the Internet in accordance with the instructions provided on the enclosed proxy card. If you plan to attend our Annual Meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

Kenneth M. Cohen
President, Chief Executive Officer and Director

San Diego, California
May 3, 2007

SOMAXON PHARMACEUTICALS, INC.

PROXY STATEMENT

The board of directors of Somaxon Pharmaceuticals, Inc., a Delaware corporation (“Somaxon,” the “company,” “we” or “us”), is soliciting the enclosed proxy for use at our Annual Meeting of Stockholders to be held on May 31, 2007 at 8:30 a.m. at the Doubletree Hotel San Diego/Del Mar, 11915 El Camino Real, San Diego, CA 92130, and at any adjournments or postponements thereof. This Proxy Statement will be first sent to stockholders on or about May 3, 2007.

All stockholders who find it convenient to do so are cordially invited to attend the meeting in person. In any event, please complete, sign, date and return the proxy card in the enclosed envelope, or complete and submit your proxy via phone or the Internet in accordance with the instructions provided on the proxy card.

A proxy may be revoked by written notice to our corporate secretary at any time prior to the voting of the proxy, or by executing a later proxy or by attending the meeting and voting in person. Unrevoked proxies will be voted in accordance with the instructions indicated in the proxies, or if there are no such instructions, such proxies will be voted (1) for the election of our board of directors’ nominees for director, and (2) for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007. Shares represented by proxies that reflect abstentions or include “broker non-votes” will be treated as present and entitled to vote for purposes of determining the presence of a quorum. Abstentions and “broker non-votes” will not be considered in determining whether director nominees have received the requisite number of affirmative votes. For ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2007, abstentions will have the effect of a vote “against” such proposal, and “broker non-votes,” although counted for purposes of determining the presence of a quorum, will have the effect of a vote neither “for” nor “against” such proposal.

Stockholders of record at the close of business on April 2, 2007 (the “record date”) will be entitled to vote at the meeting or vote by proxy. As of that date, 18,116,492 shares of our common stock, par value $0.0001 per share, were outstanding. Each share of our common stock is entitled to one vote. A majority of the outstanding shares of our common stock entitled to vote, represented in person or by proxy at our Annual Meeting, constitutes a quorum. A plurality of the votes of the shares present in person or represented by proxy at our Annual Meeting and entitled to vote on the election of directors is required to elect directors, and a majority of the shares present in person or represented by proxy and entitled to vote thereon is required for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

The cost of preparing, assembling and mailing the Notice of Annual Meeting, proxy statement and proxy card will be borne by us. In addition to soliciting proxies by mail, our officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, other custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse such persons’ out-of-pocket expenses.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors currently consists of nine members. Our Amended and Restated Certificate of Incorporation provides for the classification of our board of directors into three classes, as nearly equal in number as possible and with staggered terms of office, and provides that upon the expiration of the term of office for a class of directors, nominees for such class shall be elected for a term of three years or until their successors are duly elected and qualified. At this meeting, three nominees for director are to be elected as Class II directors for a three-year term expiring at our 2010 Annual Meeting of Stockholders. The nominees are Jesse I. Treu, Ph.D., Daniel K. Turner III, and Kurt von Emster. The Class I and Class III directors have two years and one year, respectively, remaining on their terms of office.

A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors is required to elect directors. If no contrary indication is made, proxies in the accompanying form are to be voted for our board of directors’ nominees or, in the event any such nominee is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who shall be designated by our board of directors to fill such vacancy.

Information Regarding Directors

The information set forth below as to the directors and nominees for director has been furnished to us by the directors and nominees for director:

Nominees for Election for a Three-Year Term Expiring at the
2010 Annual Meeting of Stockholders

Name	Age	Present Position with the Company

Jesse I. Treu, Ph.D.	60	Director, Chairman of the Compensation Committee
Daniel K. Turner III	45	Director, Chairman of the Audit Committee
Kurt von Emster	39	Director, Chairman of the Nominating/Corporate Governance Committee

Jesse I. Treu, Ph.D. has served as a member of our board of directors since December 2003. Dr. Treu has been a Partner of Domain Associates since its inception 22 years ago. He has been a director of over 30 early-stage health care companies, 18 of which have so far become public companies. Present board memberships include Altea Therapeutics, Aesthetic Sciences, CoLucid, Northstar Neuroscience, Regado Biosciences, and SenoRx. He has also served as a Founder, President and Chairman of numerous venture stage companies. Prior to the formation of Domain, Dr. Treu had 12 years of experience in the health care industry. He was Vice President of the predecessor organization to The Wilkerson Group, and its venture capital arm, CW Ventures. While at CW Ventures, he served as President and CEO of Microsonics, a pioneer in computer image processing for cardiology. From 1977 through 1982, Dr. Treu led new product development and marketing planning for immunoassay and histopathology products at Technicon Corporation, which is now Bayer Diagnostics. Dr. Treu began his career with General Electric Company in 1973, initially as a research scientist developing thin film optical sensors for immunoassay testing, and later serving on the corporate staff with responsibility for technology assessment and strategic planning. Dr. Treu received his B.S. from Rensselaer Polytechnic Institute and his M.A. and Ph.D. in physics from Princeton University.

Daniel K. Turner III has served as a member of our board of directors since April 2004. Mr. Turner is a General Partner of Montreux Equity Partners, a position he has held since February 1993. Mr. Turner has 18 years of experience as an entrepreneur, operating manager and venture capitalist. Prior to Montreux, Mr. Turner managed the Turnaround Group for Berkeley International, where he had responsibility for a portfolio of $200 million. Previously, Mr. Turner was the founding Chief Financial Officer of Oclassen Pharmaceuticals Inc., a specialty pharmaceutical company focused in dermatology, which merged with Watson Pharmaceuticals. Mr. Turner started his career with Price Waterhouse in the high technology group. Mr. Turner holds a B.S. degree from Sacramento State University (magna cum laude) and attended the M.B.A. program at the Haas School of Business at the University of California, Berkeley, where he has established the Turner Fellowship. Mr. Turner is a Certified Public Accountant.

Kurt von Emster, CFA has served as a member of our board of directors since August 2005. Mr. von Emster is a General Partner and Portfolio Manager for the MPM BioEquities Fund. Prior to joining MPM, Mr. von Emster spent 11 years with Franklin Templeton Group as a Vice President and Portfolio Manager where he managed over $2 billion in health and biotechnology funds. During his tenure at Franklin, Mr. von Emster was responsible for building the health care group and for conceiving and developing seven different life science investment products for Franklin. Mr. von Emster holds the Chartered Financial Analyst designation (CFA), is a member of the Association for Investment Management and Research and is a member of the Security Analysts of San Francisco. He has a degree from the University of California at Santa Barbara in business and economics.

Members of the Board of Directors Continuing in Office

Term Expiring at the
2008 Annual Meeting of Stockholders

Name	Age	Present Position with the Company

Kenneth M. Cohen	51	President, Chief Executive Officer and Director
David F. Hale	58	Chairman of the Board of Directors
Kurt C. Wheeler	54	Director

Kenneth M. Cohen is one of our co-founders and has served as our President and Chief Executive Officer and as a member of our board of directors since our inception in August 2003. Previously, he was an independent advisor to various biotechnology and pharmaceutical companies, entrepreneurs and investors, including Synbiotics Corporation, Applied NeuroSolutions, Inc. and Highbridge Capital Management. From May 1996 to April 2001, he was President and Chief Executive Officer of Synbiotics Corporation, a diagnostics company. From March 1995 to February 1996, Mr. Cohen was Executive Vice President and Chief Operating Officer for Canji Incorporated, a human gene-therapy company, until its acquisition by Schering-Plough Corporation in February 1996. Prior to joining Canji, he was Vice President of Business Affairs at Argus Pharmaceuticals, Inc. and Vice President of Marketing and Business Development for LifeCell Corporation. Mr. Cohen began his career at Eli Lilly and Company in 1978, where, among many different responsibilities over ten years, he directed business planning for the Medical Instrument Systems Division and managed the launch of Prozac. He received an A.B. in biology and chemistry from Dartmouth College and an M.B.A. from the Wharton School of The University of Pennsylvania.

David F. Hale is one of our co-founders and has been the chairman of our board of directors since August 2003. Mr. Hale served as President and Chief Executive Officer of CancerVax Corporation, a biotechnology company, since October 2000 and as a director of CancerVax since December 2000. Cancervax merged with Micromet AG in 2006 and Mr. Hale currently serves as Chairman of its board of directors. Prior to joining CancerVax, he was President and Chief Executive Officer of Women First HealthCare, Inc., a pharmaceutical company, from January 1998 to May 2000. Mr. Hale served as President, Chief Executive Officer and Chairman of Gensia Inc., a pharmaceutical company which became Gensia Sicor and which was sold to Teva Pharmaceutical Industries Limited in 2004, from May 1987 to November 1997. Prior to joining Gensia, Mr. Hale was President and Chief Executive Officer of Hybritech Inc. Mr. Hale serves as chairman of the board of Santarus, Inc., and Metabasis Therapeutics, Inc. He also serves as Executive Chairman of privately held Skin Medica, Inc. and serves on the board of directors of Verus Pharmaceuticals, Inc. and Conatus Pharmaceuticals, Inc. Mr. Hale is a co-founder and a member of the boards of directors of industry organizations including BIOCOM/ San Diego, the California Healthcare Institute and CONNECT, and is a member of the board of directors of the Biotechnology Industry Organization, Children’s Hospital, and the Burnham Institute. Mr. Hale received a B.A. degree in biology and chemistry from Jacksonville State University.

Kurt C. Wheeler has served as a member of our board of directors since June 2005. Mr. Wheeler is a Managing Director of Clarus Ventures, a venture capital firm, a position he has held since February 2005, and is a General Partner of MPM Capital BioVentures II and III funds, a position he has held since March 2000. Prior to joining MPM, Mr. Wheeler was Chairman and CEO of InControl, a publicly traded medical device company that designed, developed, and marketed implantable medical devices to treat irregular heart rhythms. In September 1998, Mr. Wheeler negotiated the sale of InControl to Guidant. He serves on the boards of directors of HemoSense,

Inc., CryoCor, Inc. and SenoRx Inc., as well as a number of private medical device and biopharmaceutical companies. He began his professional career at Eli Lilly & Co. He holds a B.A. from Brigham Young University and a M.B.A. from Northwestern University.

Term Expiring at the
2009 Annual Meeting of Stockholders

Name	Age	Present Position with the Company

Terrell A. Cobb	57	Director
Cam L. Garner	58	Director
Scott L. Glenn	56	Director

Terrell A. Cobb has served as a member of our board of directors since August 2003. Mr. Cobb is the founder and currently serves as President of ProCom One, a drug development company, a position he has held since 1998. We license SILENORtm from ProCom One, Inc. as described in further detail under “Certain Relationships and Related Transactions — Other Transactions” below. From 1995 to the present, Mr. Cobb has served as a consultant focusing on business development activities in the pharmaceutical industry. Mr. Cobb previously spent 15 years in various positions at Johnson & Johnson. Mr. Cobb has founded four specialty pharmaceutical companies, has held senior management positions in several start-up organizations, including Pharmaco and Scandipharm, and has acted as an advisor and consultant to other drug development companies. He received a B.A. degree from Mercer University in chemistry and psychology.

Cam L. Garner is one of our co-founders and has been a member of our board of directors since August 2003. Mr. Garner co-founded the specialty pharmaceutical companies Verus Pharmaceuticals, Inc., Cadence Pharmaceuticals, Inc., Zogenix, Inc., DJ Pharma and Xcel Pharmaceuticals, Inc. He serves as Chairman and CEO of Verus, Chairman of Cadence and Zogenix and served as Chairman of Xcel until it was acquired in March 2005 by Valeant Pharmaceuticals International. He was Chief Executive Officer of Dura Pharmaceuticals, Inc., a pharmaceutical company, from 1989 to 1995 and its Chairman and Chief Executive Officer from 1995 to 2000 until it was sold to Elan Corporation, plc, a biopharmaceutical company, in November 2000. Mr. Garner also serves on the board of directors of Pharmion Corporation, Favrille, Inc., SkinMedica, Inc. and Aegis Therapeutics. Mr. Garner earned his M.B.A from Baldwin-Wallace College and his B.A. in biology from Virginia Wesleyan College.

Scott L. Glenn is one of our co-founders and has served as a member of our board of directors since August 2003. Mr. Glenn has served as a General Partner of Glenn Holdings and a Managing Member of Windamere Venture Partners, Windamere, LLC, Windamere II, LLC and Windamere III, LLC since 1996. Since November 2004, Mr. Glenn has served as Chairman, President and Chief Executive Officer of Planet Technologies, Inc., which is engaged in the business of manufacturing, selling, and distributing products for use by allergy sensitive persons. Since January 2005, Mr. Glenn has also served as the President and Chief Executive Officer of Kanisa Pharmaceuticals, Inc., a specialty pharmaceutical company. He also currently serves as a director and founder of GlobalEdge, Inc., a medical education company, and Oculir, Inc., a non-invasive diabetes testing company. Previously, from 1988 until 1995, Mr. Glenn served as President and Chief Executive Officer and then Chairman of Quidel Corporation, a leading point of care diagnostic business. Before serving in those capacities, from 1983 through 1988, Mr. Glenn was vice president of development/operations of Quidel. From 1974 to 1982, Mr. Glenn served in numerous management positions, including Division/General Manager at Allergan Pharmaceuticals, Inc. Mr. Glenn has a B.S. degree in finance and accounting from California State University at Fullerton.

Selection Arrangements

For the term of our license agreement with ProCom One, Inc. described under “Certain Relationships and Related Transactions — Other Transactions” below, ProCom One has the right to designate one member of our board of directors. ProCom One initially selected Mr. Cobb to serve as its board designee. Our other directors were initially appointed to our board pursuant to a voting agreement originally entered into in August 2003 and most recently amended in June 2005 by and among us and certain of our stockholders. The voting agreement terminated upon the completion of our initial public offering in December 2005.

Board Meetings

Our board of directors held 13 meetings during 2006. Our audit committee held six meetings during 2006. Our compensation committee held four meetings and acted by unanimous written consent twice during 2006. Our nominating/corporate governance committee held two meetings during 2006. With the exception of Mr. Garner, each of our directors who served during the past year attended at least 75% of the aggregate of the total number of meetings of our board of directors and the total number of meetings of committees of our board of directors on which he served.

Committees of the Board

Audit Committee.  Our audit committee currently consists of Messrs. Turner (chair), Garner and Glenn, each of whom our board of directors has determined is independent within the meaning of the independent director standards of the Securities and Exchange Commission, or SEC, and the Nasdaq Stock Market, Inc. Our board of directors has determined that Mr. Turner qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC. The audit committee is governed by a written charter approved by our board of directors, a copy of which is available via the “Corporate Governance” link on the “Investor Relations” page of our website at www.somaxon.com. The committee’s main function is to oversee our accounting and financial reporting processes, internal systems of control, independent registered public accounting firm relationships and the audits of our financial statements. The committee’s responsibilities include:

•	selecting and hiring our independent registered public accounting firm;

•	evaluating the qualifications, independence and performance of our independent registered public accounting firm;

•	approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	reviewing the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies;

•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding our results of operations;

•	preparing the report that the SEC requires in our annual proxy statement; and

•	reviewing and approving any related party transactions and reviewing and monitoring compliance with our code of conduct and ethics.

Both our independent registered public accounting firm and internal financial personnel regularly meet privately with our audit committee and have unrestricted access to this committee.

Compensation Committee.  Our compensation committee consists of Dr. Treu (chair) and Messrs. Hale, and Wheeler, each of whom our board of directors has determined is independent within the meaning of the independent director standards of the Nasdaq Stock Market, Inc. The Compensation Committee is governed by a written charter approved by our board of directors, a copy of which is available via the “Corporate Governance” link on the “Investor Relations” page of our website at www.somaxon.com. The committee’s purpose is to assist our board of directors in determining the development plans and compensation for our senior management and directors and to recommend these plans to our board. The committee’s responsibilities include:

•	reviewing and recommending compensation and benefit plans for our executive officers and compensation policies for members of our board of directors and board committees;

•	reviewing the terms of offer letters and employment agreements and arrangements with our officers;

•	setting performance goals for our officers and reviewing their performance against these goals;

•	evaluating the competitiveness of our executive compensation plans and periodically reviewing executive succession plans; and

•	preparing the report that the SEC requires in our annual proxy statement.

Nominating/Corporate Governance Committee.  Our nominating/corporate governance committee consists of Messrs. von Emster (chair) and Turner and Dr. Treu, each of whom our board of directors has determined is independent within the meaning of the independent director standards of the Nasdaq Stock Market, Inc.. The nominating/corporate governance committee is governed by a written charter approved by our board of directors, a copy of which is available via the “Corporate Governance” link on the “Investor Relations” page of our website at www.somaxon.com. The committee’s purpose is to assist our board by identifying individuals qualified to become members of our board of directors, consistent with criteria set by our board of directors, and to develop our corporate governance principles. The committee’s responsibilities include:

•	evaluating the composition, size and governance of our board of directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

•	developing and administering a policy for considering stockholder nominees for election to our board of directors;

•	evaluating and recommending candidates for election to our board of directors;

•	overseeing our board of directors’ performance and self-evaluation process; and

•	reviewing our corporate governance principles and providing recommendations to the board of directors regarding possible changes.

Director Nomination Process

Director Qualifications

In evaluating director nominees, the nominating/corporate governance committee considers the following factors:

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in our industry and with relevant social policy concerns;

•	experience as a board member of another publicly held company;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members; and

•	practical and mature business judgment.

The nominating/corporate governance committee’s goal is to assemble a board of directors that brings to our company a variety of perspectives and skills derived from high quality business and professional experience.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating/corporate governance committee may also consider such other factors as it may deem to be in the best interests of our company and our stockholders. The nominating/corporate governance committee does, however, believe it appropriate for at least one, and preferably, several, members of our board of directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of our board of directors meet the definition of “independent director” under the Nasdaq Stock Market qualification standards. At this time, the nominating/corporate governance committee also believes it appropriate for our chief executive officer to serve as a member of our board of directors.

Identification and Evaluation of Nominees for Directors

The nominating/corporate governance committee identifies nominees for director by first evaluating the current members of our board of directors willing to continue in service. Current members with qualifications and skills that are consistent with the nominating/corporate governance committee’s criteria for board service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our board of directors with that of obtaining a new perspective.

If any member of our board of directors does not wish to continue in service or if our board of directors decides not to re-nominate a member for re-election, the nominating/corporate governance committee identifies the desired skills and experience of a new nominee in light of the criteria above. The nominating/corporate governance committee generally polls our board of directors and members of management for their recommendations. The nominating/corporate governance committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. The nominating/corporate governance committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the members of the nominating/corporate governance committee and by certain of our other independent directors and executive management. In making its determinations, the nominating/corporate governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best perpetuate the success of our company and represent stockholder interests through the exercise of sound business judgment. After review and deliberation of all feedback and data, the nominating/corporate governance committee makes its recommendation to our board of directors. Historically, the nominating/corporate governance committee has not relied on third-party search firms to identify director candidates. The nominating/corporate governance committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

We have not received director candidate recommendations from our stockholders, and we do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated.

Pursuant to our Amended and Restated Bylaws, stockholders wishing to suggest a candidate for director should write to our corporate secretary. In order to be considered, the recommendation for a candidate must include the following written information: (1) the stockholder’s name and contact information, as they appear on our books, (2) the class and number of shares of our capital stock which are owned beneficially and of record by the stockholder, (3) a representation that the stockholder is a holder of record of our capital stock and entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such nomination, (4) a representation whether the stockholder intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the candidate and/or (b) otherwise to solicit proxies from stockholders in support of the nomination, and (5) all information relating to such candidate that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A and Rule 14a-101 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). In order to give the nominating/corporate governance committee sufficient time to evaluate a recommended candidate and/or include the candidate in our proxy statement for the 2008 Annual Meeting of Stockholders, the recommendation should be received by our corporate secretary at our principal executive offices pursuant to our procedures detailed in the section below entitled “Stockholder Proposals.”

Communications with our Board of Directors

Our stockholders may contact our board of directors or a specified individual director by writing to our corporate secretary at Somaxon Pharmaceuticals, Inc., 3721 Valley Centre Drive, Suite 500, San Diego, California 92130. Our corporate secretary will relay all such communications to our board of directors, or individual members, as appropriate.

Code of Ethics

Our company has established a Code of Business Conduct and Ethics that applies to our officers, directors and employees. The Code of Ethics contains general guidelines for conducting the business of our company consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K.

Corporate Governance Documents

Our company’s Code of Business Conduct and Ethics, Corporate Governance Guidelines and the charters for each of our audit committee, compensation committee and nominating/corporate governance committee are available, free of charge, on our website at www.somaxon.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. We will also provide copies of these documents, free of charge, to any stockholder upon written request to Investor Relations, Somaxon Pharmaceuticals, Inc., 3721 Valley Centre Drive, Suite 500, San Diego, California 92130.

Report of the Audit Committee

The audit committee oversees our financial reporting process on behalf of our board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in our annual report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.

The audit committee reviewed with PricewaterhouseCoopers LLP, who are responsible for expressing an opinion on the conformity of these audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees. In addition, the audit committee has discussed with PricewaterhouseCoopers LLP their independence from management and our company, has received from PricewaterhouseCoopers LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has considered the compatibility of non-audit services with the auditors’ independence.

The audit committee met with PricewaterhouseCoopers LLP to discuss the overall scope of their audit. The meetings with PricewaterhouseCoopers LLP were held, with and without management present, to discuss the results of their examination, their evaluation of our internal controls and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, the audit committee has recommended to our board of directors that the audited financial statements be included in our annual report for the year ended December 31, 2006. The audit committee and our board of directors also have recommended, subject to stockholder approval, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2007.

This Audit Committee Report is not soliciting material, is not deemed to be filed with the SEC, and is not incorporated by reference in any of our filings under the Securities Exchange Act of 1933, as amended, or the Securities Act of 1934, as amended, whether made by us before or after the date hereof, regardless of any general incorporation language in any such filing, except to the extent we specifically incorporate this material by reference into any such filing.

The foregoing report has been furnished by the audit committee.

Daniel K. Turner III, Chairman
Cam L. Garner
Scott L. Glenn

Compensation of Directors

We compensate non-employee directors for their service on our board of directors. Each non-employee director is eligible to receive a quarterly retainer of $5,000, or $20,000 per year, for service on our board of directors. The chairman of the board is eligible to receive a quarterly retainer of $25,000 per quarter or $100,000 per year which was increased in January 2007 from $20,000 per quarter or $80,000 per year. Each non-employee director is also eligible to receive an incremental stipend of $1,500 for each board meeting attended in person, or $750 for each board meeting attended by telephone, and $1,000 for each committee meeting attended in person, or $500 for each committee meeting attended by telephone. We reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our board of directors and committees of the board of directors.

Our directors may participate in our stock incentive plans and employee-directors may participate in our employee stock purchase plan. Any non-employee director who is elected to our board of directors is granted an option to purchase 35,000 shares of our common stock on the date of his or her initial election to our board of directors. In addition, on the date of each annual meeting of our stockholders, (1) each continuing non-employee director is automatically granted an option to purchase 15,000 shares of common stock, (2) the chairman of the board of directors is automatically granted an additional annual option to purchase 15,000 shares of common stock (for a total of 30,000 shares), (3) the chairman of our audit committee is automatically granted an additional annual option to purchase 5,000 shares of common stock (for a total of 20,000 shares) and (4) the chairmen of our nominating/corporate governance committee and our compensation committee is automatically granted an additional annual option to purchase 2,500 shares of common stock (for a total of 17,500 shares). Such options will have an exercise price per share equal to the fair market value of our common stock on such date. The initial options granted to non-employee directors described above will vest over three years in 36 equal monthly installments on each monthly anniversary of the date of grant, subject to the director’s continuing service on our board of directors on those dates. The annual options granted to non-employee directors described above will vest in 12 equal monthly installments on each monthly anniversary of the date of grant, subject to the director’s continuing service on our board of directors (and, with respect to grants to a chairman of the board or board committee, service as chairman of the board or a committee) on those dates. The term of each option granted to a non-employee director shall be ten years.

The following table summarizes our director compensation for the 2006 fiscal year.

Director Compensation Table

						Change in
						Pension Value
						and
	Fees					Nonqualified
	Earned		Option		Non-Equity	Deferred
	or Paid	Stock	Awards	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards	Granted	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	($)	($)	($)(2)	($)(3)	($)	($)	($)	($)

David F. Hale,	$95,750	$—	$338,157	$303,042	$—	$—	$—	$398,792
Chairman of the Board of Directors
Daniel K. Turner III,	36,000	—	225,438	240,166	—	—	—	276,166
Director, Chairman of the Audit Committee
Jesse I. Treu, Ph.D.,	36,000	—	197,258	210,738	—	—	—	246,738
Director, Chairman of the Compensation Committee
Kurt von Emster,	31,750	—	197,258	188,118	—	—	—	219,868
Director, Chairman of the Nominating/Corporate Governance Committee
Terrell A. Cobb,	31,250	—	169,079	247,895	—	—	—	279,145
Director
Cam L. Garner,	31,000	—	169,079	194,216	—	—	—	225,216
Director
Scott L. Glenn,	33,250	—	169,079	194,216	—	—	—	227,466
Director
Kurt C. Wheeler,	33,500	—	169,079	223,537	—	—	—	257,037
Director
Louis C. Bock,	$13,500	$—	$—	75,776	$—	$—	$—	$89,276
Former Director(1)

(1)	Louis C. Bock resigned from our board of directors in April 2006.

(2)	The Option Awards Granted provided in the table above is the fair value of stock options granted during 2006 as determined at the time of grant in accordance with the provisions of SFAS No. 123(R). The grant date fair value is estimated based on an option valuation model, such as the Black-Scholes model which we use, and requires multiple subjective inputs which could cause the intrinsic value realized upon exercise of the option to differ significantly from the value presented here. See also Note 1 in the “Notes to Financial Statements” in our annual report for additional information.

(3)	The Option Awards amount provided in the table above is the non-cash charge for stock options recorded during 2006 in accordance with the provisions of SFAS No. 123(R) Share Based Payment, excluding the impact of estimated forfeitures related to service-based vesting conditions. See also Note 1 in the “Notes to Financial Statements” in our annual report for additional information.

As of December 31, 2006, our directors held options to purchase the following numbers of shares of our common stock:

	Options	Options
Name	Outstanding (#)	Exercisable (#)

David F. Hale	93,333	58,121
Daniel K. Turner III	55,000	23,925
Jesse I. Treu, Ph.D.	52,500	22,459
Kurt von Emster	52,500	22,459
Terrell A. Cobb	82,499	48,652
Cam L. Garner	50,000	20,993
Scott L. Glenn	69,166	40,159
Kurt C. Wheeler	63,333	31,550

Director Independence

Our board of directors has determined that seven of our nine directors are independent under the Nasdaq Stock Market qualification standards, including Messrs. Garner, Glenn, Hale, Turner, von Emster and Wheeler and Dr. Treu. In addition, Louis C. Bock, a former director who resigned from our board of directors in April 2006, was also independent under the Nasdaq Stock Market qualification standards.

Director Attendance at Annual Meetings

Although our company does not have a formal policy regarding attendance by members of our board of directors at our Annual Meeting, we encourage all of our directors to attend. Messrs. Hale and Cohen attended last year’s annual meeting.

Our board of directors unanimously recommends a vote “FOR” each nominee listed above. Proxies solicited by our board of directors will be so voted unless stockholders specify otherwise on the accompanying proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of April 2, 2007 for:

•	each of our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers (our “Named Executive Officers”);

•	each of our directors;

•	each person known by us to beneficially own more than 5% of our common stock; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock used to calculate the percentage ownership of each listed person includes the shares of common stock underlying options held by such persons that are exercisable as of June 1, 2007, which is 60 days after April 2, 2007.

Percentage of beneficial ownership is based on 18,116,492 shares of common stock outstanding as of April 2, 2007.

Unless otherwise indicated, the address for the following stockholders is c/o Somaxon Pharmaceuticals, Inc., 3721 Valley Centre Drive, Suite 500, San Diego, CA 92130.

	Shares	Percent
	Beneficially	Beneficially
Name and Address of Beneficial Owner	Owned	Owned

5% Stockholders:
Funds affiliated with MPM Capital, L.P.(1)	4,001,675	22.1%
601 Gateway Boulevard, Suite 350
South San Francisco, CA 94080
Scale Venture Management I, LLC, (formerly BAVP, L.P.)(2)	1,981,582	10.9%
950 Tower Lane, Suite 700
Foster City, CA 94404
Funds affiliated with Domain Associates, L.L.C.(3)	1,768,790	9.8%
One Palmer Square, Suite 515
Princeton, NJ 08542
Funds affiliated with Montreux Equity Partners LLC(4)	1,344,443	7.4%
3000 Sand Hill Road Building 1, Suite 260
Menlo Park, CA 94025
FrontPoint Partners LLC(5)	1,331,457	7.3%
Two Greenwich Plaza
Greenwich, CT 06830
Prospect Venture Partners III, LP(6)	1,167,226	6.4%
435 Tasso Street, Suite 200
Palo Alto, CA 94301
Federated Investors, Inc.(7)	1,129,600	6.2%
5800 Corporate Drive
Pittsburgh, PA 15222
Directors and Named Executive Officers:
Kenneth M. Cohen(8)	298,560	1.6%
Susan E. Dubé(9)	156,115	*
Philip Jochelson, M.D.(10)	87,552	*
Meg M. McGilley(11)	122,417	*
Jeffrey W. Raser(12)	167,637	*
Terrell A. Cobb(13)	82,302	*
Cam L. Garner(14)	154,006	*
Scott L. Glenn(15)	368,810	2.0%
David F. Hale(16)	305,619	1.7%
Jesse I. Treu, Ph.D.(17)	1,804,269	9.9%
Daniel K. Turner III (18)	1,382,422	7.6%
Kurt von Emster(19)	509,285	2.8%
Kurt C. Wheeler(20)	3,574,181	19.7%
Executive officers and directors as a group (17 persons)(21)	9,052,565	47.2%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.

(1)	Includes the following holdings:

Number
Shareholder Name	of Shares

MPM BioEquities Master Fund, L.P.	473,806
MPM Asset Management Investors 2005 BVIII LLC	52,088
MPM BioVentures III GmbH & Co. Beteiligungs KG	248,503
MPM BioVentures III Parallel Fund, L.P.	88,831
MPM BioVentures III, L.P.	197,736
MPM BioVentures III-QP, L.P.	2,940,711

Total	4,001,675

MPM BioVentures III GP, L.P. and MPM BioVentures III LLC are the direct and indirect general partners of MPM BioVentures III-QP, L.P., MPM BioVentures III GmbH & Co. Beteiligungs KG, MPM BioVentures III, L.P. and MPM BioVentures III Parallel Fund, L.P. The members of MPM BioVentures III LLC and MPM Asset Management Investors 2005 BVIII LLC are Luke Evnin, Ansbert Gadicke, Nicholas Galakatos, Dennis Henner, Nicholas Simon III, Michael Steinmetz and Mr. Wheeler, who disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein. Mr. von Emster is the portfolio manager of the MPM BioEquities Master Fund LP and the MPM BioEquities Investors Fund LLC and has complete voting and dispositive authority with respect to the shares held by MPM BioEquities Master Fund LP and MPM BioEquities Investors Fund LLC. Mr. von Emster disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(2)	The managing members of Scale Venture Management I, LLC, formerly known as BA Venture Partners VI, LLC, the ultimate general partner of BAVP, L.P., share voting and dispositive power with respect to the shares held by BAVP, L.P. The managing members of Scale Venture Management I, LLC are Louis C. Bock, Mark Brooks, Kate Mitchell, and Rory O’Driscoll, who disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein.

(3)	Includes the following holdings:

Number
Shareholder Name	of Shares

Domain Partners VI, L.P.	1,714,789
DP VI Associates, L.P.	19,379
One Palmer Square Associates VI, L.L.C.	15,456
Domain Associates, L.L.C.	19,166

Total	1,768,790

The managing members of One Palmer Square Associates VI, L.L.C., the general partner of Domain Partners VI, L.P. and DP VI Associates, L.P., share voting and dispositive power with respect to the shares held by Domain Partners VI, L.P. and DP VI Associates, L.P. The managing members of Domain Associates, L.L.C. share voting and dispositive power with respect to the shares held by Domain Associates, L.L.C. The managing members of One Palmer Square Associates VI, L.L.C. and Domain Associates, L.L.C. are James C. Blair, Brian K. Dovey, Robert J. More, Kathleen K. Schoemaker, Dr. Treu and Nicole Vitullo, who disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein. In addition, Brian H. Halak is a managing member of Domain Associates, L.L.C. and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(4)	Includes the following holdings:

Number
Shareholder Name	of Shares

Montreux Equity Partners II SBIC, LP	632,839
Montreux Equity Partners III SBIC, LP	711,604

Total	1,344,443

Mr. Turner and Howard D. Palefsky are the managing members of Montreux Equity Partners II SBIC, LP and Montreux Equity Partners III SBIC, LP and have shared voting and dispositive power with respect to these shares. Messrs. Turner and Palefsky disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein.

(5)	The voting and disposition of the shares held by FrontPoint LLC was obtained from their Schedule 13G filed with the Securities and Exchange Commission on February 15, 2007.

(6)	The voting and disposition of the shares held by Prospect Venture Partners III, L.P. is determined by its general partner, Prospect Management Co. III, L.L.C. David Schnell, M.D. is a managing member of Prospect Management Co. III, L.L.C. and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(7)	The voting and disposition of the shares held by Federated Investors, Inc. was obtained from their Schedule 13G filed with the Securities and Exchange Commission on February 13, 2007.

(8)	Shares held by Kenneth M. Cohen & Elena L. Salsitz, co-trustees Cohen-Salsitz Family Trust dated 3/9/05. Includes 223,932 shares of common stock subject to outstanding options which are exercisable within 60 days of April 2, 2007.

(9)	Shares held by Susan E. Dubé, Trustee, U.T.D. May 6, 2002. Includes 106,924 shares of common stock subject to outstanding options which are exercisable within 60 days of April 2, 2007.

(10)	Includes 87,552 shares of common stock subject to outstanding options which are exercisable within 60 days of April 2, 2007.

(11)	Shares held by the Meg M. McGilley Trust Agreement dated October 29, 1996. Includes 119,545 shares of common stock subject to outstanding options which are exercisable within 60 days of April 2, 2007.

(12)	Includes 106,439 shares of common stock subject to outstanding options which are exercisable within 60 days of April 2, 2007.

(13)	Includes 63,944 shares of common stock subject to outstanding options which are exercisable within 60 days of April 2, 2007.

(14)	Shares held by the Garner Family Trust UTD 10/21/87 as restated 8/9/01. Includes 32,979 shares of common stock subject to outstanding options which are exercisable within 60 days of April 2, 2007.

(15)	Includes the following holdings:

Number
Shareholder Name	of Shares

Windamere III, LLC	233,332
Glenn Holdings L.P.	83,333
Common stock subject to outstanding options exercisable within 60 days of April 2, 2007	52,145

Total	368,810

Mr. Glenn is the Managing Member of Windamere III, LLC. Mr. Glenn disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(16)	Shares held by the Hale Family Trust UTD 2/10/86. Includes 76,312 shares of common stock subject to outstanding options which are exercisable within 60 days of April 2, 2007.

(17)	Includes the following holdings:

Number
Shareholder Name	of Shares

Domain Partners VI, L.P.	1,714,789
DP VI Associates, L.P.	19,379
One Palmer Square Associates VI, L.L.C.	15,456
Domain Associates, L.L.C.	19,166
Common stock subject to outstanding options exercisable within 60 days of April 2, 2007	35,479

Total	1,804,269

Dr. Treu is a managing member of Domain Associates, L.L.C. and a managing member of One Palmer Square Associates VI, L.L.C., which is the general partner of Domain Partners VI, L.P. and DP VI Associates, L.P. Dr. Treu disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(18)	Includes the following holdings:

Number
Shareholder Name	of Shares

Montreux Equity Partners II SBIC, LP	632,839
Montreux Equity Partners III SBIC, LP	711,604
Common stock subject to outstanding options exercisable within 60 days of April 2, 2007	37,979

Total	1,382,422

Mr. Turner is a General Partner of Montreux Equity Partners and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(19)	Includes the following holdings:

Number
Shareholder Name	of Shares

MPM BioEquities Master Fund, L.P.	473,806
Common stock subject to outstanding options exercisable within 60 days of April 2, 2007	35,479

Total	509,285

Mr. von Emster is the portfolio manager of MPM BioEquities Master Fund L.P. and the MPM BioEquities Investors Fund LLC and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(20)	Includes the following holdings:

Number
Shareholder Name	of Shares

MPM Asset Management Investors 2005 BVIII LLC	52,088
MPM BioVentures III GmbH & Co. Beteiligungs KG	248,503
MPM BioVentures III Parallel Fund, L.P.	88,831
MPM BioVentures III, L.P.	197,736
MPM BioVentures III-QP, L.P.	2,940,711
Common stock subject to outstanding options exercisable within 60 days of April 2, 2007	46,312

Total	3,574,181

Mr. Wheeler is a General Partner of the MPM Capital BioVentures II and III funds and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(21)	Includes 1,064,411 shares of common stock subject to outstanding options which are exercisable within 60 days of April 2, 2007.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Our Executive Officers

The following table sets forth information as to persons who serve as our executive officers as of April 2, 2007.

Name	Age	Position with the Company

Kenneth M. Cohen	51	President, Chief Executive Officer and Director
Susan E. Dubé	59	Senior Vice President, Corporate and Business Development
Philip Jochelson, M.D.	46	Senior Vice President and Chief Medical Officer
James J. L’Italien, Ph.D.	54	Senior Vice President, Regulatory Affairs and Quality Assurance
Jeffrey W. Raser	46	Senior Vice President, Sales and Marketing
Brian T. Dorsey	38	Vice President, Product Development
Robert L. Jones	62	Vice President, Human Resources
Meg M. McGilley	47	Vice President, Chief Financial Officer and Treasurer
Matthew W. Onaitis	36	Vice President, General Counsel and Secretary

For information on Mr. Cohen, see “Proposal 1 — Election of Directors.”

Susan E. Dubé is one of our co-founders and has served as our Senior Vice President, Corporate Development since our inception in August 2003. Throughout 2002 and 2003, she served as a consultant to a number of specialty pharmaceutical companies and venture firms, including Cypress Bioscience, Inc., Women First HealthCare, Inc. and Windamere Venture Partners. From October 2000 to February 2002, she was the Senior Vice President of Corporate Development for Women First HealthCare, a specialty pharmaceutical company. She joined Women First as the Vice President, Strategic Planning & Acquisitions in June 1998 and became the Senior Vice President, Strategic Planning & Acquisitions in December 1999. Prior to Women First, Ms. Dubé served as the Senior Vice President, Strategy and Corporate Development at Imagyn Medical Technologies, Inc., a medical device company, from October 1997 to June 1998. She joined Imagyn Medical Technologies upon its acquisition of Imagyn Medical, Inc. where she served as the Vice President of Marketing and Corporate Development from February 1996 until its acquisition. She has also served as the Chief Executive Officer of BioInterventions, Inc., Executive Vice President and Chief Operating Officer of Adeza Biomedical Corporation, Vice President, Ventures at the Brigham and Women’s Hospital, and as a consultant to a number of health care companies. Ms. Dubé holds an M.B.A. from Harvard University and a B.A. in government from Simmons College.

Philip Jochelson, M.D. has served as our Senior Vice President and Chief Medical Officer since April 2005. From November 1998 to March 2005, Dr. Jochelson was employed by Neurocrine Biosciences, Inc., a biopharmaceutical company, where he had responsibility for the clinical development of the company’s programs for the treatment of insomnia. During his more than six year tenure with Neurocrine, Dr. Jochelson successfully progressed the insomnia programs from Phase I through to NDA submission. Previously, Dr. Jochelson held positions of increasing responsibility in clinical development at Boehringer Ingelheim Canada, a pharmaceutical company, and Alliance Pharmaceutical Corp. Dr. Jochelson is a licensed physician in California, Canada and South Africa. He graduated from the University of Witwatersrand Medical School in South Africa and subsequently received postgraduate residency training in internal medicine and anesthesiology in Canada.

James J. L’Italien, Ph.D. joined the company in March 2007 as Senior Vice President, Regulatory Affairs and Quality Assurance. From 2002 to 2007, Dr. L’Italien was Senior Vice President, Regulatory Affairs and Compliance at Ligand Pharmaceuticals Incorporated, a specialty pharmaceutical company. Prior to joining Ligand, Dr. L’Italien was Vice President, Global Regulatory Affairs at Baxter BioScience, a division of Baxter Healthcare Corporation. From 1994 to 1998, he served at Amylin Pharmaceuticals, Inc., a specialty pharmaceutical company, as Senior Director and then as Vice President, Pharmaceutical Development. Dr. L’Italien also has served as Director, Quality and Technical Affairs at Ortho Biotech, a Johnson & Johnson company, and as Associate Director, Analytical

Development at SmithKline Beecham, a pharmaceutical company. Dr. L’Italien received his Ph.D. in protein biochemistry from Boston University and a B.S. in chemistry from Merrimack College.

Jeffrey W. Raser is one of our co-founders and has served as our Senior Vice President, Sales and Marketing since our inception in August 2003. From 2000 to 2003, Mr. Raser was the Senior Vice President, Corporate Development and Marketing for CancerVax Corporation, a biopharmaceutical company focused on the development of immunotherapeutic products for the treatment of cancer. Prior to CancerVax, from 1998 to 2000 he served as Senior Vice President of Sales and Marketing for Women First HealthCare, a specialty pharmaceutical company. Mr. Raser also held a variety of positions at Roche Laboratories, a pharmaceutical company, in sales, marketing and strategic planning and at Lederle Laboratories, a pharmaceutical company, in government and corporate affairs. Mr. Raser holds a B.A. from Franklin and Marshall College.

Brian T. Dorsey joined Somaxon as Executive Director, Manufacturing and Program Management in March 2005. He was promoted to Vice President, Manufacturing and Program Management in November 2006 and named Vice President, Product Development in January 2007. From April 2002 to March 2005, Mr. Dorsey served as Head of Project Management, Medical Writing and Library Services at Maxim Pharmaceuticals Inc., a biopharmaceutical company. From May 2001 to April 2002, Mr. Dorsey served as Director, Head of Biopharmaceutical Project Management at Baxter Bioscience, a division of Baxter Healthcare Corporation. Previously, Mr. Dorsey served as a Global Project Leader / Project Director at Pfizer Global Research and Development (Agouron). Mr. Dorsey received his B.S. in chemistry and his masters degree in executive leadership, both from the University of San Diego.

Robert L. Jones joined us in January 2007 as our Vice President, Human Resources. From April 2006 until January 2007, Mr. Jones served as Executive Vice President of DHR International, an executive recruiting firm. From 2001 to 2006, he was Vice President, Human Resources at Cancervax Corporation, a biopharmaceutical company. Prior to that, from 1998 to 2001, he was Vice President, Human Resources at Women First Healthcare, Inc., a specialty pharmaceutical company, and he has held senior management positions in human resources in several other organizations. He earned a bachelor’s degree in education and speech and a master’s degree in personnel administration, both from Ball State University in Indiana.

Meg M. McGilley is one of our co-founders and has served as our Vice President, Chief Financial Officer and Treasurer since our inception in August 2003. Earlier in 2003 and in support of the founding of Somaxon, Ms. McGilley worked as a consultant to Windamere Venture Partners. From 2000 to 2002, Ms. McGilley was the Chief Financial Officer for Instromedix, Inc. and LifeWatch Holdings Inc., sister companies in the cardiac device monitoring business. She has also held positions as the Senior Director of Finance for Women First HealthCare, a specialty pharmaceutical company, from 1998 to 2000 and as Director of Finance for Gensia Automedics, a partially-owned subsidiary of Gensia Sicor, and LMA North America, a medical device company, from 1997 to 1998. Ms. McGilley also worked for 12 years beginning in 1985 in a variety of financial, business development, sales and marketing positions with Alaris Medical Systems (formerly IVAC Corporation). She is a Certified Public Accountant with over three years in the San Diego office of Ernst and Young LLP. Ms. McGilley holds a B.S. in Accounting from the University of San Diego.

Matthew W. Onaitis joined us as Vice President, Legal Affairs and Secretary in May 2006, and became our Vice President, General Counsel and Secretary in January 2007. From January 2006 to May 2006, Mr. Onaitis served as Associate General Counsel at Biogen Idec Inc., a biopharmaceutical company. From June 2004 to December 2005, Mr. Onaitis was Director, Legal Affairs at Elan Corporation plc, a biopharmaceutical company. Mr. Onaitis practiced corporate and commercial law with the law firm of Clifford Chance US LLP from July 2002 to June 2004, which included a secondment to Elan from October 2003 to June 2004. From April 2000 to July 2002, Mr. Onaitis practiced corporate and commercial law with the law firm of Brobeck, Phleger & Harrison LLP. Mr. Onaitis holds a J.D. from Stanford Law School and a B.S. in mechanical engineering from Carnegie Mellon University.

Executive Compensation

Compensation Discussion and Analysis

Philosophy

All of our compensation programs are designed to attract and retain key employees, to motivate them to achieve key strategic performance measures and to reward them for superior performance. Different compensation programs are geared toward short and longer-term performance with the overarching goal of enhancing our employees’ incentives to increase stockholder value over the long term. Executive compensation programs impact all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect of executive compensation and incentive programs on all of our employees.

We believe that the compensation of our executives should largely reflect their success as a management team, rather than as individual contributors, in attaining key operating objectives. We believe that the performance of the executives in managing our company, considered in light of general economic and specific company, industry and competitive conditions, should be the basis for determining their overall compensation.

Overview of Total Compensation and Process

Elements of total compensation for our executives include:

•	salary,

•	annual variable performance-based bonus awards, payable in cash or equity,

•	long-term stock-based incentive awards, and

•	other benefits.

Each of these is described in more detail below.

The compensation committee has the primary authority to determine our company’s compensation philosophy and to establish compensation for our executive officers. In the first quarter of each year, the compensation committee, which consists of members of our board of directors, reviews the performance of each of our executive officers during the previous year. In connection with this review, the compensation committee typically reviews and resets base salaries for our executive officers, determines their incentive bonuses relating to prior year performance, approves elements of the incentive bonus plan for the current year, including target bonuses and corporate objectives, and grants stock options to all of our executive officers and certain other eligible employees.

In making these compensation decisions, it has been the practice of our compensation committee to review the historical levels of each element of each executive officer’s total compensation (salary, bonus, stock incentive awards and other benefits) and to compare each element with that of the executive officers in a peer group of comparable companies.

In the first quarter of 2006, the comparison of each executive officer’s base salary to market compensation data was prepared by our internal human resources staff. Each executive’s base salary was compared to two market surveys, the 2005 Biotech Employee Development Coalition — San Diego survey and the 2005 Radford Survey — Biotechnology Benchmark. In addition, each executive’s base salary was compared to base salaries of executives from a peer group of comparable companies. This group consisted of San Diego based specialty pharmaceutical companies of a similar size to our company that we feel we generally compete with to fill senior management positions. The companies in the group were:

•	Acadia Pharmaceuticals Inc.,

•	Arena Pharmaceuticals, Inc.,

•	CancerVax Corporation, which has since been acquired by Micromet AG,

•	Neurocrine Biosciences, Inc., and

•	Santarus, Inc.

Also during the first quarter of 2006, we engaged Top 5, an independent compensation consultant, to recommend annual stock option grant sizes based on their analysis of a peer group of comparable companies. They did not disclose the identities of the comparable companies.

With respect to the compensation committee’s executive compensation review in early 2007, the committee authorized management to engage Compensia, an independent compensation consultant, to perform a competitive assessment of each executive officer’s compensation utilizing a specific peer group of comparable biopharmaceutical and specialty pharmaceutical companies. We selected this group using the following criteria:

•	market capitalizations between $175 million and $625 million at the time of selection,

•	most advanced product candidate in Phase 2 or later, but no products approved by the FDA,

•	limited or no commercial infrastructure at the time of selection, and

•	a reasonable expectation that we could compete with these companies to fill senior management positions.

The compensation committee approved the companies comprising the comparable group, which are:

• Acadia Pharmaceuticals Inc.	• Nastech Pharmaceutical Company, Inc.
• Adolor Corporation	• Neurocrine Biosciences, Inc.
• Affymax, Inc.	• Neurogen Corporation
• Alexza Pharmaceuticals, Inc.	• NPS Pharmaceuticals, Inc.
• Allos Therapeutics, Inc.	• Nuvelo, Inc.
• Altus Pharmaceuticals Inc.	• Pain Therapeutics, Inc.
• Arena Pharmaceuticals, Inc.	• Pozen, Inc.
• Cadence Pharmaceuticals, Inc.	• Trubion Pharmaceuticals, Inc.
• Cypress Bioscience, Inc.	• Vanda Pharmaceuticals Inc.
• Cytokinetics, Incorporated	• Xenoport, Inc.
• Memory Pharmaceuticals Corp.

Compensia also compared each executive’s compensation to two market surveys, the 2006 Biotech Employee Development Coalition Survey and the 2006 Radford Survey — Biotechnology Benchmark.

The data regarding the compensation history and market comparisons for each executive officer are provided to our Chief Executive Officer and the chairman of our board. Our Chief Executive Officer then makes compensation recommendations to the compensation committee with respect to the executive officers who report to him, and the chairman of the board makes compensation recommendations to the compensation committee with respect to the Chief Executive Officer. No executive officer is allowed to be present at the time of his or her compensation is being discussed or determined. The compensation committee is also provided the compensation history and market comparison data for each executive officer. The compensation committee in its sole discretion may accept or adjust the executive compensation recommendations it is given.

The amount of each element of compensation for our executive officers is determined by our compensation committee, which uses the following factors to determine the amount of salary, bonus, stock-based awards and other benefits to provide to each executive:

•	the company’s performance against corporate objectives for the previous year,

•	the executive’s performance against individual objectives for the previous year,

•	difficulty in achieving desired results in the previous year and the current year,

•	value of his or her unique skills and capabilities to support long-term performance of the company,

•	historical compensation versus performance, and

•	status relative to similarly-situated executives from our market comparison group.

Our policy for allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for our company and our stockholders. A significant percentage of total compensation is allocated to incentive compensation as a result of the philosophy mentioned above. We have no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the compensation committee reviews historical and competitive information regarding current and long-term goals to determine the appropriate level and mix of incentive compensation.

Elements of Executive Compensation

The following “Summary Compensation Table” provides a summary of the compensation received by our Named Executive Officers in 2006. This table provides an all-inclusive presentation of the various cash and non-cash elements that comprise total compensation for each of the Named Executive Officers. The “Salary” column is the gross wages earned during 2006. The “Option Awards” column is the non-cash charge for stock options recorded during 2006 in accordance with the provisions of Statement of Financial Accounting Standards No. 123(R) Share Based Payment, or SFAS No. 123(R), excluding the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions used in the calculation of these amounts, refer to Note 1 to the “Notes to Financial Statements” in our annual report. The “Non-Equity Incentive Plan Compensation” is the bonus earned during 2006. No Named Executive Officer earned any signing bonuses, stock awards, pension or other nonqualified deferred compensation, or perquisites exceeding $10,000 during 2006.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation
		Salary	Bonus	Awards	Awards	Compensation	Earnings	All Other
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	Compensation	Total

Kenneth M. Cohen,	2006	$320,833	$—	$—	$838,112	$115,500	N/A	$—	$1,274,445
President, Chief Executive Officer and Director
Meg M. McGilley,	2006	220,833	—	—	315,759	61,281	N/A	—	597,873
Vice President and Chief Financial Officer
Philip Jochelson,	2006	262,500	—	—	358,286	74,493	N/A	—	695,279
Senior Vice President and Chief Medical Officer
Susan E. Dubé,	2006	243,333	—	—	295,138	67,342	N/A	—	605,813
Senior Vice President, Corporate Development
Jeffrey W. Raser,	2006	$243,333	$—	$—	$294,366	$67,160	N/A	$—	$604,859
Senior Vice President, Sales and Marketing

Base Salary

As a general matter, the base salary for each executive officer is initially established through negotiation at the time the officer is hired, taking into account the officer’s qualifications, experience, prior salary and competitive salary information. The compensation committee annually reviews and sets the base salaries of our Chief Executive Officer and other members of senior management. Each of our executive officers has entered into an employment agreement with us that prohibits the compensation committee from decreasing his or her base salary as part of this annual review process. Salaries are also reviewed in the case of promotions or other significant changes in responsibilities. In each case, the compensation committee assesses individual performance against job responsibilities, our overall company performance, our budget for merit increases and competitive salary information. Base salary is intended to provide a baseline of compensation that does not fluctuate, absent merit-based increases.

In March 2007, the compensation committee set base salaries for our Named Executive Officers to be in effect until the next annual review by the compensation committee. These base salaries are $350,000 for Kenneth M. Cohen, our President and Chief Executive Officer, $236,250 for Meg M. McGilley, our Vice President and Chief Financial Officer, $278,250 for Philip Jochelson, our Senior Vice President and Chief Medical Officer, $257,250 for

Susan E. Dubé our Senior Vice President, Corporate Development, and $257,250 for Jeffrey W. Raser, our Senior Vice President, Sales and Marketing.

Non-Equity Incentive Plan Compensation

It is the compensation committee’s objective to have a significant percentage of each executive officer’s total compensation contingent upon the company’s performance as well as upon his or her own level of performance and contribution toward the company’s performance. This allows executive officers to receive bonus compensation in the event certain specified corporate and, if applicable, individual performance measures are achieved.

In the first quarter of 2006, our compensation committee adopted the 2006 Incentive Plan. This plan was designed to reward our executive officers for the achievement of annual performance goals. Pursuant to the plan, each year the committee designates for each executive officer a target bonus amount, expressed as a percentage of his or her base salary. For 2006, the target bonus percentage for our Chief Executive Officer was 40% of his base salary. For each other executive officer, the target bonus was 30% of his or her base salary. In March 2007, the committee approved our 2007 Incentive Plan, which includes the same target bonus percentages for our Chief Executive Officer and each of our other executive officers as were in effect under our 2006 Incentive Plan.

The calculation of the bonus to be paid to our Chief Executive Officer is entirely dependent upon the achievement of our corporate performance goals. The corporate performance goals for 2006 were established by the compensation committee and included the achievement of performance targets with respect to our clinical and product development activities, strategic transactions and administrative and corporate matters. The 2007 corporate performance goals established by the committee include the achievement of performance targets with respect to regulatory activities, strategic transactions, our stock price performance, and administrative and corporate matters, including our financial performance relative to plan. With respect to each year, the corporate performance goals were generally designed to be achievable given effective performance of the executive officers and the company.

For our other executive officers, the calculation of the bonus depends on the achievement of both corporate and individual goals. The individual goals vary between executive officers based upon each executive officer’s job responsibilities, but they are generally designed to provide incentive for the executive officer to help us achieve our corporate goals. For 2006, the bonus for each of our executive officers other than our Chief Executive Officer was based 75% on the achievement of corporate goals and 25% on the achievement of individual goals. The compensation committee approved the same weighting in the 2007 Incentive Plan.

With respect to both corporate goals and individual goals, our compensation committee places performance into one of four categories: excellent in view of prevailing conditions, acceptable in view of prevailing conditions, meeting some but not all objectives, or not acceptable in view of prevailing conditions. Each of these categorizations results in a range of multipliers to the target amount of the bonus that is applicable to the corporate or individual goals. The compensation committee has discretion with respect to the actual multiplier to apply in each case. For 2006, the ranges were 75% to 150% for excellent performance, 50% to 75% for acceptable performance, 25% to 50% for performance meeting some but not all objectives and 0% for unacceptable performance. The compensation committee approved the same ranges in the 2007 Incentive Plan.

If any executive officer was not employed with us for the full year, his or her incentive compensation will be pro-rated based on the portion of the year he or she was employed with us. To be eligible for a pro-rated bonus, the executive must have served in that capacity for at least the last three months of the year and through the time the bonus is paid.

In March 2007, the compensation committee awarded incentive compensation to our executive officers relating to 2006 performance. For a summary of the bonuses received by our Named Executive Officers, see the “Summary Compensation Table” which was provided above.

Stock-Based Awards

We generally provide stock-based incentive award compensation to our executive officers through grants of stock options. Stock option grants allow us to:

•	enhance the link between the creation of stockholder value and long-term executive incentive compensation,

•	provide an opportunity for increased equity ownership by executives, and

•	maintain competitive levels of total compensation.

Stock option grant levels are determined based on market data and vary among executive officers based on their positions and performance. Newly hired or promoted executive officers also typically receive stock option grants in connection with those events.

The 2005 Stock Incentive Plan initially defined the exercise price of our stock option grants to be the closing price of our common stock on the Nasdaq Global Market on the trading day immediately prior to the grant date. In January 2007, our board of directors amended our 2005 Stock Incentive Plan to define the exercise price to be the closing price of our common stock on the Nasdaq Global Market on the grant date.

In addition, in January 2007 our board of directors approved a Policy Regarding Equity Awards. With respect to stock options that may be granted to our executive officers, this policy provides that:

•	stock options may be granted only at meetings of the compensation committee or the board,

•	the grant date shall be the date that the meeting approving the option grant was held or the date of commencement of employment of a newly-hired executive officer, if later,

•	the exercise price of a stock option may not be less than the fair market value of a share of our common stock on the grant date,

•	no grant of any stock option to an executive officer shall be permitted if the board or compensation committee determines that at the time of grant its members are in possession of material, non-public information concerning the company, and

•	the material terms of each option grant are communicated to the executive officer in a timely manner.

The policy also provides that we shall not, and shall not have any program, plan or practice to, coordinate stock option grants with the release by us of material non-public information or any other investor relations activities.

All of the stock options that have been granted to our executive officers to date have a ten year term and vest over four years, with 25% vesting after one year and the remainder vesting in equal monthly installments over the subsequent three years. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

Our 2005 Stock Incentive Plan also allows us to provide other types of equity awards to our executive officers. To date, stock options have been the only type of award granted to executive officers under this plan.

We do not have any security ownership requirements for our executive officers.

The following series of tables summarize our stock option awards for our Named Executive Officers.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the outstanding stock options as of December 31, 2006 for our Named Executive Officers. We have not granted any stock awards or other types of equity awards to our executive officers other than stock options.

	Option Awards							Stock Awards
											Equity
											Incentive
										Equity	Plan
										Incentive	Awards:
					Equity					Plan	Market
					Incentive					Awards:	or Payout
					Plan					Number	Value of
					Awards:					of Unearned	Unearned
			Number of	Number of	Number				Market	Shares,	Shares,
			Securities	Securities	of Securities			Number of	Value of	Units or	Units or
		Option	Underlying	Underlying	Underlying			Shares or	Stock	Other	Other
		Vesting	Unexercised	Unexercised	Unexercised	Option		Units of	that	Rights	Rights that
	Option	Commencement	Options	Options	Unearned	Exercise	Option	Stock that	Have Not	that Have	Have
	Grant	Date	(# Exercisable)	(# Unexercisable)	Options	Price	Expiration	Have Not	Vested	not	not Vested
Name and Principal Position	Date	(1)	(1)	(1)	(#)	($/Share)	Date	Vested (#)	($)	Vested (#)	($)

Kenneth M. Cohen,	6/28/2004	6/01/2004	29,614	16,219	—	$1.20	6/27/2014	—	$—	—	$—
President, Chief	3/02/2005	3/02/2005	4,586	5,414	—	2.40	3/01/2015	—	—	—	—
Executive Officer	7/19/2005	7/19/2005	74,204	129,963	—	3.00	7/18/2015	—	—	—	—
and Director	1/06/2006	1/06/2006	—	225,000	—	$10.60	1/05/2016	—	$—	—	$—

			108,404	376,596

Meg M. McGilley,	6/28/2004	6/01/2004	32,307	17,693	—	$1.20	6/27/2014	—	$—	—	$—
Vice President and	3/02/2005	3/02/2005	13,758	16,242	—	2.40	3/01/2015	—	—	—	—
Chief Financial Officer	7/19/2005	7/19/2005	30,287	53,046	—	3.00	7/18/2015	—	—	—	—
	1/06/2006	1/06/2006	—	62,000	—	$10.60	1/05/2016	—	$—	—	$—

			76,352	148,981

Philip Jochelson,	4/04/2005	4/04/2005	18,542	30,550	—	$2.40	4/03/2015	—	$—	—	$—
Senior Vice President and	7/19/2005	7/19/2005	30,287	53,046	—	3.00	7/18/2015	—	—	—	—
Chief Medical Officer	1/06/2006	1/06/2006	—	77,000	—	$10.60	1/05/2016	—	$—	—	$—

			48,829	160,596

Susan E. Dubé,	6/28/2004	6/01/2004	32,307	17,693	—	$1.20	6/27/2014	—	$—	—	$—
Senior Vice President,	3/02/2005	3/02/2005	3,821	4,512	—	2.40	3/01/2015	—	—	—	—
Corporate Development	7/19/2005	7/19/2005	30,287	53,046	—	3.00	7/18/2015	—	—	—	—
	1/06/2006	1/06/2006	—	62,000	—	$10.60	1/05/2016	—	$—	—	$—

			66,415	137,251

Jeffrey W. Raser,	6/28/2004	6/01/2004	32,307	17,693	—	$1.20	6/27/2014	—	$—	—	$—
Senior Vice President,	3/02/2005	3/02/2005	3,439	4,061	—	2.40	3/01/2015	—	—	—	—
Sales and Marketing	7/19/2005	7/19/2005	30,287	53,046	—	3.00	7/18/2015	—	—	—	—
	1/06/2006	1/06/2006	—	62,000	—	$10.60	1/05/2016	—	$—	—	$—

			66,033	136,800

(1)	The vesting information presented in the table above is as of December 31, 2006. All of the options presented in the table above vest such that 25% are vested one year after the vesting commencement date and 1/48th vest on the first day of each calendar month thereafter until all options are fully vested on the first day of the 48th month after the vesting commencement date.

Grants of Plan-Based Awards Table

The following table summarizes stock options granted to our Named Executive Officers during the last fiscal year. We do not have any shares of stock or stock options granted under performance based plans at this time.

									All Other
								All Other	Option
								Stock	Awards:		Exercise
		Estimated Future Payouts						Awards:	Number of	Grant Date	or Base	Market
		Under Non-Equity			Estimated Future Payouts Under Equity Incentive			Number of	Securities	Fair Value	Price of	Price on
		Incentive Plan Awards			Plan Awards			Shares of	Underlying	of All Other	Option	Grant
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Options	Option	Awards	Date
Name and Principal Position	Date	($)	($)	($)	(#)	(#)	(#)	Units (#)	(#)	Awards(2)	($/Share)(1)	($/Share)(1)

Kenneth M. Cohen,	1/6/06	$—	$—	$—	—	—	—	—	225,000	$1,674,675	$10.60	$10.63
President, Chief Executive Officer and Director
Meg M. McGilley,	1/6/06	—	—	—	—	—	—	—	62,000	461,466	10.60	10.63
Vice President and Chief Financial Officer
Philip Jochelson,	1/6/06	—	—	—	—	—	—	—	77,000	573,111	10.60	10.63
Senior Vice President and Chief Medical Officer
Susan E. Dubé,	1/6/06	—	—	—	—	—	—	—	62,000	461,466	10.60	10.63
Senior Vice President, Corporate Development
Jeffrey W. Raser,	1/6/06	$—	$—	$—	—	—	—	—	62,000	$461,466	$10.60	$10.63
Senior Vice President, Sales and Marketing

(1)	The 2005 Stock Incentive Plan initially defined the exercise price of our stock option grants to be the closing price of our common stock on the Nasdaq Global Market on the trading day immediately prior to the grant date. In January 2007, the Board amended our 2005 Stock Incentive Plan to define the exercise price to be the closing price of our common stock on the Nasdaq Global Market on the grant date.

(2)	The Grant Date Fair Value of All Other Option Awards is the fair value of the stock option at the time of grant as determined in accordance with the provisions of SFAS No. 123(R). The grant date fair value is estimated based on an option valuation model, such as the Black-Scholes model which we use, and requires multiple subjective inputs which could cause the intrinsic value realized upon exercise of the option to differ significantly from the value presented here. See also Note 1 in the “Notes to Financial Statements” in our annual report for additional information.

We routinely grant our executive officers stock options under our stock incentive plans. For a description of the change of control provisions applicable to these stock options, see “Severance Benefits and Change of Control Arrangements” below.

In March 2007, the compensation committee granted stock options to our executive officers. A summary of the options granted to our Named Executive Officers in March 2007 is as follows:

		All Other Option
		Awards: Number of
		Securities	Grant Date Fair	Exercise or Base	Market Price on
		Underlying Options	Value of All Other	Price of Option	Grant Date
Name and Principal Position	Grant Date(1)	(#)	Option Awards(2)	Awards ($/Share)	($/Share)

Kenneth M. Cohen,	03/02/07	100,000	$833,990	$11.78	$11.78
President, Chief Executive Officer and Director
Meg M. McGilley,	03/02/07	50,000	416,995	11.78	11.78
Vice President and Chief Financial Officer
Philip Jochelson,	03/02/07	50,000	416,995	11.78	11.78
Senior Vice President and Chief Medical Officer
Susan E. Dubé,	03/02/07	50,000	416,995	11.78	11.78
Senior Vice President, Corporate Development
Jeffrey W. Raser,	03/02/07	50,000	$416,995	$11.78	$11.78
Senior Vice President, Sales and Marketing

(1)	All of the options presented in the table above vest such that 25% are vested one year after the grant date and 1/48th vest on the first day of each calendar month thereafter until all options are fully vested on the first day of the 48th month after the vesting commencement date.

(2)	The Grant Date Fair Value of All Other Option Awards is the fair value of the stock option at the time of grant as determined in accordance with the provisions of SFAS No. 123(R). The grant date fair value is estimated based on an option valuation model, such as the Black-Scholes model which we use, and requires multiple subjective inputs which could cause the intrinsic value realized upon exercise of the option to differ significantly from the value presented here. See also Note 1 in the “Notes to Financial Statements” in our annual report for additional information.

Stock Option Exercises and Stock Vested Table

The following table summarizes the exercises of stock options made by our Named Executive Officers during our last fiscal year.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
	Exercise	Exercise	Vesting	Vesting
Name and Principal Position	(#)	($)(1)	(#)	($)

Kenneth M. Cohen,	—	$—	—	$—
President, Chief Executive Officer and Director
Meg M. McGilley,	—	—	—	—
Vice President and Chief Financial Officer
Philip Jochelson,	5,075	64,013	—	—
Senior Vice President and Chief Medical Officer
Susan E. Dubé,	—	—	—	—
Senior Vice President, Corporate Development
Jeffrey W. Raser,	—	$—	—	$—
Senior Vice President, Sales and Marketing

(1)	The value realized on exercise presented in the table above is the difference between the stock price at the date of exercise and the exercise price, multiplied by the number of shares exercised.

Other Benefits

In order to attract, retain and pay market levels of compensation, we provide our Named Executive Officers and our other employees the following benefits and perquisites.

Medical Insurance

The company provides to each Named Executive Officer and their spouses and children such health, dental and vision insurance coverage as the company may from time to time make available to its other eligible employees.

Life and Disability Insurance

The company provides each Named Executive Officer such disability and/or life insurance as the company may from time to time make available to its other eligible employees.

Pension Benefits

We do not provide pension arrangements or post-retirement health coverage for our executives or employees. Our executive officers and other eligible employees are eligible to participate in our 401(k) contributory defined contribution plan. The company currently does not make matching contributions to the 401(k) plan.

Nonqualified Deferred Compensation

We do not provide any nonqualified defined contribution or other deferred compensation plans.

Perquisites

We limit the perquisites that we make available to our executive officers, particularly in light of recent developments with respect to corporate crime and abuse involving perquisites. Our executives are entitled to few benefits with de minimis value that are not otherwise available to all of our employees.

Post-Termination Benefits

Severance Benefits and Change of Control Arrangements

We believe that reasonable severance benefits for our executive officers are important because it may be difficult for our executive officers to find comparable employment within a short period of time. We also believe that it is important to protect our executive officers in the event of a change in control transaction involving us. In addition, it is our belief that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of stockholders. Accordingly, the employment agreements we have entered into with each of our executive officers provide for severance benefits in specified circumstances, as well as benefits in connection with a change of control.

The employment agreements provide each executive with certain severance benefits in the event his or her employment is terminated as a result of his or her disability. Specifically, in the event of such a termination, each executive will receive any accrued but unpaid base salary or unused paid time-off as of the date of termination, 12 months of salary continuation payments (six months in the case of each executive officer other than Mr. Cohen, Ms. McGilley, Ms. Dubé and Mr. Raser), and, in the discretion of the Board, a pro-rated bonus for the year in which the termination occurs.

The employment agreements also provide each executive with certain severance benefits in the event his or her employment is terminated by us other than for cause or if the executive resigns with good reason. Specifically, in the event of such a termination or resignation, each executive will receive any accrued but unpaid base salary or unused paid time-off as of the date of termination, 12 months of salary continuation payments (six months in the case of each executive officer other than Mr. Cohen, Ms. McGilley, Ms. Dubé and Mr. Raser), 12 months of health care benefits continuation at our expense (six months in the case of each executive officer other than Mr. Cohen,

Ms. McGilley, Ms. Dubé and Mr. Raser), and, in the discretion of our Board, a pro-rated bonus for the year in which the termination or resignation occurs. In addition, that portion of the executive’s stock awards, and any unvested shares issued upon the exercise of such stock awards, which would have vested if the executive had remained employed for an additional 12 months, will immediately vest on the date of termination or resignation and the executive will be entitled to exercise such stock awards for 180 days following the date of termination.

In the event of a change of control of the company, 50% of each executive’s unvested stock awards will immediately become vested and exercisable on the date of the change of control and any remaining unvested stock awards will become vested and exercisable on the one year anniversary of the date of the change of control. In addition, in the event an executive’s employment is terminated by us other than for cause or if the executive resigns with good reason, in each case within 12 months of a change of control, all of such executive’s unvested stock awards will immediately become vested and exercisable on the date of termination and the executive will be entitled to exercise such stock awards for 180 days following the date of termination.

For purposes of the employment agreements, “cause” means, generally, the executive’s breach of the non-solicitation, nondisparagement or confidentiality provisions of the employment agreement, the executive’s conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for any crime involving moral turpitude or punishable by imprisonment in the jurisdiction involved, the executive’s commission of an act of fraud, the executive’s continuing, willful failure or refusal to perform his or her duties as required by the employment agreement, the executive’s gross negligence, insubordination or material violation of any duty of loyalty to us or any other material misconduct on the part of the executive, the executive’s commission of any act which is detrimental to our business or goodwill, or the executive’s breach of any other provision of the employment agreement after he or she has been afforded a specified period to correct the alleged breach.

For purposes of the employment agreements, “good reason” means, generally, a change by us in the executive’s position or responsibilities (including reporting responsibilities) that represents a substantial reduction in the position or responsibilities as in effect immediately prior thereto, our assignment to the executive of any duties or responsibilities that are materially inconsistent with such position or responsibilities, any removal of the executive from or failure to reappoint or reelect the executive to any of such positions, except in connection with the termination of the executive’s employment for cause, as a result of his or her disability or death, or a resignation by the executive other than for good reason, a reduction in the executive’s base salary (other than in connection with a general reduction in wages for all employees of the company and its parent and subsidiaries), our requiring the executive (without the executive’s consent) to be based at any place outside a 50-mile radius of his or her initial place of employment with us, except for reasonably required travel on our business, our failure to provide the executive with compensation and benefits substantially equivalent (in terms of benefit levels and/or reward opportunities) to those provided for under each of our material employee benefit plans, programs and practices as in effect from time to time, or any material breach by us of our obligations to the executive under the employment agreement.

If the employment of each of our Named Executive Officers was terminated due to disability or was terminated without cause as of December 31, 2006, the estimated benefits that each would receive under their employment agreements would be as follows:

				Incremental Received if
				Terminated Without Cause
			Total Received due		Intrinsic Value of	Total Received due
		Unused Paid	to Termination from		Additional Vested	to Termination
Name and Principal Position	Salary	Time-off	Disability	Health Care Benefits	Stock Options(1)	Without Cause

Kenneth M. Cohen,	$325,000	$16,084	$341,084	$15,643	$1,149,802	$1,506,529
President, Chief Executive Officer and Director
Meg M. McGilley,	225,000	13,407	238,407	9,449	594,045	841,901
Vice President and Chief Financial Officer
Philip Jochelson,	132,500	22,440	154,940	4,431	529,677	689,048
Senior Vice President and Chief Medical Officer
Susan E. Dubé,	245,000	7,885	252,885	9,143	530,225	792,253
Senior Vice President, Corporate Development
Jeffrey W. Raser,	$245,000	$6,236	$251,236	$14,872	$527,777	$793,885
Senior Vice President, Sales and Marketing

(1)	The intrinsic value of additional stock options shown above is the difference between the closing stock price of $14.19 per share at December 31, 2006 and the exercise price, times the number of shares that would vest.

If the employment of each of our Named Executive Officers was terminated without cause in connection with a change of control of the Company that was consummated as of December 31, 2006, the estimated benefits that each would receive under their employment agreements would be as follows:

				Intrinsic
				Value of
				Additional	Total Received due
		Unused Paid	Health Care	Vested	to Termination
Name and Principal Position	Salary	Time-off	Benefits	Stock Options(1)	Without Cause

Kenneth M. Cohen,	$325,000	$16,084	$15,643	$2,536,552	$2,893,279
President, Chief Executive Officer and Director
Meg M. McGilley,	225,000	13,407	9,449	1,237,494	1,485,350
Vice President and Chief Financial Officer
Philip Jochelson,	132,500	22,440	4,431	1,230,195	1,389,566
Senior Vice President and Chief Medical Officer
Susan E. Dubé,	245,000	7,885	9,143	1,099,189	1,361,217
Senior Vice President, Corporate Development
Jeffrey W. Raser,	$245,000	$6,236	$14,872	$1,093,877	$1,359,985
Senior Vice President, Sales and Marketing

(1)	The intrinsic value of additional stock options which would vest in the event of termination without cause in conjunction with a change of control of the company is based on a closing stock price of $14.19 per share at December 31, 2006. In the event of a change in control of the company, 50% of the unvested stock options vest at the time of the ownership change with the remaining 50% vesting if the employee is terminated without cause within 12 months of the ownership change.

Policy Regarding Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the code, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the corporation’s Chief Executive

Officer and four other most highly paid executive officers. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met.

The non-performance based compensation paid in cash to our executive officers in 2006 did not exceed the $1 million limit per officer, and the compensation committee does not anticipate that the non-performance based compensation to be paid in cash to our executive officers for 2007 will exceed that limit. In addition, our 2005 Stock Incentive Plan has been structured so that any compensation paid in connection with the exercise of option grants under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation. Therefore, it will not be subject to the $1 million deduction limitation.

We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with certain exemptions in Section 162(m). However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions or the officer’s performance.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis provisions to be included in this proxy statement. Based on the reviews and discussions referred to above, we recommend to the board of directors that the Compensation Discussion and Analysis referred to above be included in this proxy report.

This Compensation Committee Report is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made by us before or after the date hereof, regardless of any general incorporation language in any such filing, except to the extent we specifically incorporate this material by reference into any such filing.

The foregoing has been furnished by the compensation committee.

Jesse I. Treu, Ph.D. (Chair)
David F. Hale
Kurt C. Wheeler

Compensation Committee Interlocks and Insider Participation

Dr. Treu (chair) and Messrs. Hale and Wheeler served on our compensation committee during the 2006 fiscal year and Cam L. Garner served on our compensation committee during part of our 2006 fiscal year. No member of the compensation committee was at any time during the 2006 fiscal year or at any other time an officer or employee of the company. None of our executive officers serve, or in the past year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our compensation committee. None of our executive officers serve, or in the past year has served, as a member of the compensation committee of any entity that has one or more executives serving on our board of directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of fiscal year 2006, with respect to which we were a party, will be a party or otherwise benefited, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

We also describe below certain other transactions with our directors, executive officers and stockholders. We believe that the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Pursuant to our Audit Committee Charter, the audit committee of our board of directors is responsible for reviewing and approving all transactions with related parties. We have not adopted written procedures for review of, or standards for approval of, these transactions, but instead the audit committee of our board of directors intends to review such transactions on a case-by-case basis. In addition, the compensation committee of our board of directors and/or our board of directors will review approve all compensation-related policies involving our directors and executive officers.

Our board of directors has determined that the members of our board, with the exception of Mr. Cobb and Mr. Cohen, neither of whom serves on our audit committee, compensation committee, or nominating/corporate governance committee, are independent within the meaning of the independent director standards of the Securities and Exchange Commission and the Nasdaq Stock Market, Inc.

Employment Agreements and Change of Control Arrangements

We have entered into employment agreements with each of our executive officers. These employment agreements are described under “Executive Compensation and Other Information — Compensation Discussion and Analysis — Post-Termination Benefits” above.

Indemnification of Officers and Directors

Our restated certificate of incorporation and our bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers, and we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Other Transactions

In December 2006, we paid $500,000 to ProCom One pursuant to the terms of our August 2003 license agreement for SILENORtm. Mr. Cobb, co-founder and President of ProCom One, is a member of our board of directors.

During 2006, we paid an aggregate of $120,000 to Mr. Cobb pursuant to our August 2003 consulting agreement with him. The consulting agreement, as amended, currently provides for monthly payments to Mr. Cobb of $10,000 as compensation for consulting services. This is in addition to the regular payments made to Mr. Cobb for his service on our board of directors.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our board of directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2007 and has directed that management submit such appointment to the stockholders for ratification at the Annual Meeting. PricewaterhouseCoopers LLP has audited our financial statements since 2003 and through the year ended December 31, 2006. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholders are not required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, we are submitting the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If you fail to ratify the appointment, our board of directors and the audit committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the appointment is ratified, our board of directors and the audit committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our company and our stockholders.

The affirmative vote of the holders of a majority of the shares of our common stock represented and voting at the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP.

Audit and All Other Fees

The following table presents fees for services rendered by PricewaterhouseCoopers LLP, our independent registered public accounting firm, for 2006 and 2005 in the following categories:

	2006	2005

Audit Fees(1)	$505,000	$617,000
Audit Related Fees(2)	—	—
Tax Fees(3)	47,000	11,000
All Other Fees(4)	—	—

Total	$552,000	$628,000

(1)	Audit Fees consist of fees for professional services performed by PricewaterhouseCoopers LLP for the audit of our annual financial statements, review of our quarterly financial statements, review of our registration statements on Forms S-3 and S-1, and related services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit Related Fees consist of fees billed by PricewaterhouseCoopers LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. There were no such fees incurred during 2006 or 2005.

(3)	Tax Fees consist of fees for professional services performed by PricewaterhouseCoopers LLP with respect to tax compliance, tax advice and tax planning.

(4)	All Other Fees consist of fees for other permissible work performed by PricewaterhouseCoopers LLP that is not included within the above category descriptions. There were no such fees incurred during 2006 or 2005.

The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of PricewaterhouseCoopers LLP, and has concluded that the provision of such services is compatible with maintaining the independence of our auditors.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

Our audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee. These services may include audit services, audit-related services, tax services and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

Our board of directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, directors, officers and beneficial owners of ten percent or more of our common stock are required to file with the SEC on a timely basis initial reports of beneficial ownership and reports of changes regarding their beneficial ownership of our common stock. Officers, directors and 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of the copies of such forms received and the written representations from certain reporting persons, we have determined that no officer, director or 10% beneficial owner known to us was delinquent with respect to their reporting obligations as set forth in Section 16(a) of the Exchange Act during the fiscal year ended December 31, 2006.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our Annual Meeting of Stockholders to be held in 2008 must be received by us no later than January 4, 2008, which is 120 days prior to the first anniversary of the mailing date of this proxy, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. Under our Amended and Restated Bylaws, a stockholder who wishes to make a proposal at the 2008 Annual Meeting without including the proposal in our proxy statement and form of proxy relating to that meeting must notify us no earlier than February 1, 2008 and no later than March 2, 2008, unless the date of the 2008 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the 2007 Annual Meeting. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the board of directors for the 2008 Annual Meeting may exercise discretionary voting power regarding any such proposal.

ANNUAL REPORT

Our annual report for the fiscal year ended December 31, 2006 will be mailed to stockholders of record on or about May 3, 2007. Our annual report does not constitute, and should not be considered, a part of this proxy solicitation material.

Any person who was a beneficial owner of our common stock on the record date may request a copy of our annual report, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at such date. Requests should be directed to Somaxon Pharmaceuticals, Inc., 3721 Valley Centre Drive, Suite 500, San Diego, California 92130, Attention: Corporate Secretary.

OTHER BUSINESS

Our board of directors does not know of any matter to be presented at our Annual Meeting which is not listed on the Notice of Annual Meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies in accordance with their best judgment.

All stockholders are urged to complete, sign, date and return the accompanying proxy in the enclosed envelope.

By Order of the Board of Directors,

Kenneth M. Cohen
President, Chief Executive Officer and Director

Dated: May 3, 2007

SOMAXON PHARMACEUTICALS, INC.
3721 Valley Centre Drive, Suite 500
San Diego, California 92130
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
MAY 31, 2007
     The undersigned stockholder(s) of SOMAXON PHARMACEUTICALS, INC. hereby constitutes and appoints Kenneth M. Cohen, Meg M. McGilley, and Matthew W. Onaitis, and each of them, attorneys and proxies of the undersigned, each with power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Stockholders of Somaxon to be held on May 31, 2007, and at any adjournment or postponement of the meeting, according to the number of shares of common stock of Somaxon that the undersigned may be entitled to vote, and with all powers that the undersigned would possess if personally present, as follows:
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.
(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF
SOMAXON PHARMACEUTICALS, INC.
MAY 31, 2007

PROXY VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.

– OR –
TELEPHONE — Call toll-free 1-800-PROXIES ( 1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
– OR –
INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
– OR –
IN PERSON — You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ê

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡ ¡	Jesse I. Treu, Ph.D. Daniel K. Turner III Kurt von Emster

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT
(See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above.
Please note that changes to the registered name(s) on the account
may not be submitted via this method.	☐

		FOR	AGAINST	ABSTAIN
2.	Ratification of the selection of PricewaterhouseCoopers LLP as Somaxon’s independent registered public accounting firm for the fiscal year ending December 31, 2007:	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting.

The undersigned revokes any prior proxy at the meeting and ratifies all that said attorneys and proxies, or any of them, may lawfully do by virtue hereof. Receipt of the Notice of Annual Meeting of Stockholders and proxy statement is hereby acknowledged.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SOMAXON PHARMACEUTICALS, INC. PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED. THANK YOU.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.